                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-89401

PROSPECTUS

                                1,249,058 Shares

                                  [eSOFT LOGO]


                                  eSOFT, INC.

                                  Common Stock

                  --------------------------------------------


         The 1,249,058 shares of common stock, $.01 par value, offered hereby are being offered by certain of our stockholders. See "Selling Stockholders."

         Our common stock is listed and traded on the Nasdaq SmallCap Market under the symbol "ESFT." The offering price of the common stock to be offered by this Prospectus will be determined by the market price in effect from time to time. See "Plan of Distribution."


                  --------------------------------------------


         THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF
RISK.


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             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
             STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
              THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
                    TRUTHFUL OR COMPLETE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this Prospectus is November 26, 1999.

                  YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS IS MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE FRONT OF THIS PROSPECTUS.


                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
WHERE YOU CAN FIND MORE INFORMATION.......................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................3

SUMMARY...................................................................5

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........................6

USE OF PROCEEDS...........................................................6

SELLING STOCKHOLDERS......................................................7

DESCRIPTION OF eSOFT COMMON STOCK.........................................8

PLAN OF DISTRIBUTION......................................................9

VALIDITY OF SECURITIES...................................................10

EXPERTS..................................................................11

                       WHERE YOU CAN FIND MORE INFORMATION

         eSoft files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1 (800) SEC- 0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         We have filed a Registration Statement on Form S-3 to register with the Securities and Exchange Commission the eSoft common stock offered by this Prospectus. This Prospectus is part of that Registration Statement. As allowed by Securities and Exchange Commission rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         You can obtain a complete copy of the Registration Statement, including exhibits, without charge by submitting a request in writing or by telephone to us at the following addresses:

                               Investor Relations
                                  eSOFT, INC.
                      295 Interlocken Boulevard, Suite 500
                           Broomfield, Colorado 80021
                                 (303) 444-1600

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" information filed with it, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We are incorporating by reference the documents listed below and any future filings made with the Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this prospectus are sold:

        o Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31, 1998;
        o Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999;
        o    Current Report on Form 8-K filed June 9, 1999;
        o    Current Report on Form 8-K filed June 28, 1999;
        o    Quarterly Report on Form 10-QSB filed June 30, 1999;
        o    Current Report on Form 8-K filed on September 27, 1999;
        o    Current Report on Form 8-K filed on August 9, 1999; and
        o    Current Report on Form 8-K/A filed on August 9, 1999.

         You may request a copy of these filings at no cost, by writing us at 295 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021, Attention:
Director of Investor Relations or telephoning us at (303) 444-1600.

                                     SUMMARY

THE COMPANY

         We develop and market a product line of Internet protocol adapters that are designed to be a total Internet/Intranet connectivity solution for small and medium sized businesses, institutions and educational sites that can be easily and economically installed and managed by existing systems personnel.

         We recently concluded strategic combinations with Apexx Technology, Inc. and Technologic, Inc. that resulted in Apexx and Technologic becoming our wholly owned subsidiaries. Apexx is an Idaho corporation that provides easy and affordable computer networking solutions that enhance decision speed and communication capabilities to growing organizations. Apexx's award-winning TEAM Internet(R) family of products, targeted to small to medium sized businesses, provides a turnkey Internet/Intranet solution that gives the customer a powerful, affordable and easy to manage Internet presence. The key features include Internet connectivity/routing, firewall protection, an e-mail server, Web browsing, Web publishing capabilities and Web filtering applications.

         Technologic is a leading developer of Internet firewall and all-in-one connectivity appliances. Technologic's mission is to provide products and services that make it affordable, easy and safe for companies to conduct business on the Internet. Technologic's flagship products, Interceptor(TM) Firewall Appliance and InstaGate(TM) Internet Appliances, have been certified to meet security standards defined by the ICSA (International Computer Security Association).

         Our principal executive office is located at 295 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021, and our telephone number is (303) 444-1600.

THE OFFERING

         We are registering an aggregate of 1,249,058 shares of our common stock to be offered for sale by certain of our stockholders. These shares are held or issuable as follows:


               Shares that may be issued to two Selling
               Stockholders, who purchased $2,000,000 of 5%
               Convertible Subordinated Debentures in a private
               transaction, upon payment of interest in shares of
               eSoft common stock, upon conversion of such
               Debentures at a conversion price of $3.9125 per
               share, and upon exercise of outstanding warrants
               to purchase eSoft common stock issued to the
               Selling Stockholders in the transaction, at an                     1,249,058
               exercise price of $4.499375 per share                              ---------

                        Total:                                                    1,249,058
                                                                                  =========

         We will not receive any of the proceeds from the sale of eSoft common stock by the Selling Stockholders. If all of the warrants described above are exercised at their current exercise prices, we will receive approximately $2,760,000 from the purchase of eSoft common stock pursuant to the warrants.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We have made certain forward-looking statements in this document and in the documents referred to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results. These statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. Except for our ongoing obligations to disclose material information as required by the federal securities law, we do not have any intention or obligation to update forward-looking statements after we distribute this Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. For a discussion of certain of these important factors, see "Risk Factors Relating to an Investment in eSoft Common Stock," contained in the reports we file with the Securities and Exchange Commission.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of eSoft common stock by the Selling Stockholders. If all of the warrants described below are exercised at their current exercise prices, we will receive approximately $2,760,000 from the purchase of common stock pursuant to the warrants. See "Summary--The Offering."

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of eSoft common stock as of September 15, 1999 by the Selling Stockholders in this offering.


                                          SHARES BENEFICIALLY                                   SHARES BENEFICIALLY
                                     OWNED PRIOR TO THIS OFFERING                            OWNED AFTER THIS OFFERING
                                   ---------------------------------                      -------------------------------
                                                       PERCENT OF      SHARES OFFERED                     PERCENT OF
         NAME AND ADDRESS              NUMBER          OUTSTANDING    IN THIS OFFERING*       NUMBER      OUTSTANDING(1)
---------------------------------- ---------------   ---------------  -----------------   --------------  ---------------
Brown Simpson Strategic
Growth Fund, L.P.  ...............         733,133(2)           6.2%            187,446(3)       576,358             4.9%
152 West 57th Street, 40th Floor
New York, NY  10019

Brown Simpson Strategic
Growth Fund, Ltd..................       1,883,337(4)          14.5%          1,061,612(5)       971,246             8.0%
152 West 57th Street, 40th Floor
New York, NY  10019
         Total                           2,616,470             19.1%          1,249,058        1,547,604            12.2%

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 * Including shares of eSoft Common Stock that may be issuable pursuant to certain anti-dilution rights.

(1) For purposes of calculating shares beneficially owned after this offering, it is assumed that all shares offered hereunder that are purchasable upon the exercise of warrants have been purchased by the Selling Stockholder upon exercise of its warrants and that such shares have been sold pursuant to this offering.

(2) Includes up to 17,481 shares of eSoft common stock that may be issued if eSoft elects to pay interest in shares of eSoft common stock, 357,826 shares of eSoft common stock that may be issued upon the exercise of warrants and up to 357,826 shares of eSoft common stock that may be issued upon conversion of convertible debentures.

(3) Includes up to 3,422 shares of eSoft common stock that may be issued if eSoft elects to pay interest in shares of eSoft common stock, 92,012 shares of eSoft common stock that may be issued upon the exercise of warrants and up to 92,012 shares of eSoft common stock that may be issued upon conversion of convertible debentures.

(4) Includes up to 43,081 shares of eSoft common stock that may be issued if eSoft elects to pay interest in shares of eSoft common stock, 920,128 shares of eSoft common stock that may be issued upon the exercise of warrants and up to 920,128 shares of eSoft common stock that may be issued upon conversion of convertible debentures.

(5) Includes up to 18,800 shares of eSoft common stock that may be issued if eSoft elects to pay interest in shares of eSoft common stock, 521,406 shares of eSoft common stock that may be issued upon the exercise of warrants and up to 521,406 shares of eSoft common stock that may be issued upon conversion of convertible debentures.

                        DESCRIPTION OF eSOFT COMMON STOCK

         The following is a summary description of our common stock. Investors are urged to review our certificate of incorporation, as amended to date, which has been filed as an exhibit to a registration statement filed with the Securities and Exchange Commission.

GENERAL

         We are authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The holders of eSoft common stock are entitled to vote at all meetings of stockholders, to receive dividends if, as, and when declared by the board of directors, and to participate in any distribution of property or assets on the liquidation, winding up, or other dissolution of eSoft. eSoft common stock has no preemptive or conversion rights.

CHANGE IN CONTROL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws may make it difficult to change control of eSoft.
Article 4 of the Amended and Restated Certificate of Incorporation allows our board of directors to determine or alter the rights, preferences, privileges, and restrictions to be granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares that constitute any series of preferred stock, and to determine the designation and series of preferred stock.
Article III of the Bylaws establishes what is known as a "classified board of directors," with three classes of directors designated as Class I, Class II, and Class III. Each class is elected to serve for a three year term, with each class up for election in different years so that in any one year, only one-third of all directors are up for election. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term.

MARKET PRICE OF eSOFT COMMON STOCK

         On March 16, 1998, eSoft completed a public offering of its common stock in Canada on the Vancouver Stock Exchange. On August 6, 1998, eSoft's stock began trading on the Nasdaq SmallCap Market under the symbol "ESFT." eSoft delisted from the Vancouver Stock Exchange on September 9, 1998.

         The range of high and low bid quotations for eSoft common stock as quoted (without retail markup or markdown and without commissions) on the Nasdaq SmallCap Market and the Vancouver Stock Exchange for the past fiscal year and the first and second quarters of the current fiscal year is provided below. The figures shown below do not necessarily represent actual transactions:


                                                    HIGH                LOW
                                                ------------        -----------
1999
   Fourth Quarter (through November 26, 1999)         $20.31              $3.00
   Third Quarter                                      $ 6.13              $2.63
   Second Quarter                                     $ 4.75              $2.13
   First Quarter                                      $ 6.00              $2.75
1998
   Fourth Quarter                                     $ 7.50              $2.13
   Third Quarter                                      $ 8.00              $2.88
   Second Quarter                                     $ 5.35              $4.25
   First Quarter                                      $ 9.00              $4.95

         There are approximately 150 record holders of eSoft common stock. The transfer agent for the eSoft common stock is The Trust Company of the Bank of Montreal with offices at First Bank Tower 6th Floor, 595 Burrard Street, Vancouver, B.C. V7X1L7.

DIVIDENDS

         We intend, for the foreseeable future, to retain all earnings, if any, for the development of our business opportunities. The payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, capital requirements, our financial condition and general business conditions.


                              PLAN OF DISTRIBUTION

         We are registering an aggregate of 1,249,058 shares of eSoft common stock (the "Shares") on behalf of the Selling Stockholders. As used herein, the term Selling Stockholders means the holder of the Shares and includes donees and pledgees selling Shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders. Sales of Shares may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of Shares by the Selling Stockholders.

         The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Shares or of securities convertible into or exchangeable for the Shares in the course of hedging positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of Shares offered by this Prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as amended or supplemented to reflect such transaction).

         The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         If a Selling Stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the initial price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transactions. In addition, if a Selling Stockholder notifies us that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                             VALIDITY OF SECURITIES

              Davis, Graham & Stubbs LLP, one of our law firms, will issue an opinion about the legality of the securities offered hereby.

                                     EXPERTS

         The financial statements of eSoft, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The financial statements of Appexx Technology, Inc. for the years ended December 31, 1997 and 1998, have been audited by Balukoff, Lindstrom & Co., P.A., Certified Public Accountants, as set forth in its report attached thereto. The financial statements referred to above are incorporated herein by reference in reliance upon such authority of such firm as experts in auditing and accounting.

         The financial statements of Technologic, Inc. as of December 31, 1998 and for the one-year period ended December 31, 1998 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.